    As filed with the Securities and Exchange Commission on January 25, 1999
                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------


                              MICRO WAREHOUSE, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                                          06-1192793
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                        Identification Number)

                             535 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                                 (203) 899-4000

    (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                               BRUCE L. LEV, ESQ.
             EXECUTIVE VICE PRESIDENT, LEGAL AND CORPORATE AFFAIRS
                               AND GENERAL COUNSEL
                              MICRO WAREHOUSE, INC.
                             535 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                                 (203) 899-4000

            (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)


                             ----------------------
                                   Copies to:
                             RANDI L. STRUDLER, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 326-3939

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     --

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
                                                                  --

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                        --

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                 --

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                     --


                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of                           Proposed Maximum Aggregate   Proposed Maximum Aggregate
     Securities         Amount to be Registered  Offering Price per Share(1)       Offering Price(1)     Amount of Registration Fee
  to be Registered
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01                  78,130 shares                 $40.94                     $3,198,447              $890.00
per share
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


----------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to 457(c) under the Securities Act, based on the average of the high and low prices reported on the Nasdaq National Market System on January 22, 1999.

                             ----------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until this Prospectus is delivered in final form. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


PROSPECTUS


                                  78,130 SHARES


                              MICRO WAREHOUSE, INC.


                                  COMMON STOCK

         We will issue 78,130 shares of our common stock, $.01 par value per share (the "Shares"), to certain of our former employees pursuant to severance contracts. For a more detailed description of the distribution of the shares to the former employees, see "Plan of Distribution."

         Our common stock trades on Nasdaq under the symbol "MWHS."


       YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
       ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                                  -----------




                 The date of this Prospectus is ________, 1999.

                              AVAILABLE INFORMATION

         We file annual and quarterly reports and other information with the SEC. You can access and download these documents from the SEC's website at http://www.sec.gov. In addition, you can read and copy these documents at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois and at the offices of The Nasdaq Stock Market in Washington, D.C. You can also request copies of these documents, upon the payment of a duplication fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         In connection with the issuance of our common stock, we have filed a Registration Statement on Form S-3 with the SEC. This Prospectus omits certain information that is included in the Registration Statement and its exhibits. In addition, certain descriptions of documents in this Prospectus may not be complete. You should refer to the Registration Statement for more information about us and our common stock and to the exhibits and our other SEC filings for any documents discussed in this Prospectus. You can obtain access to these documents in the manner described above.


                          ANNUAL AND QUARTERLY REPORTS

         This Prospectus is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 1997 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998. We have filed both with the SEC.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We are incorporating by reference into this Prospectus the following documents:

-        Our Annual Report on Form 10-K for the year ended December 31, 1997;

- Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

- All other documents we file with the SEC after the date of this Prospectus but before the termination of this offering.

         Information in this Prospectus may modify or supersede information incorporated into this Prospectus by reference. Conversely, information incorporated into this Prospectus by reference, if it is filed with the SEC after the date of this Prospectus, may modify or supersede information in this Prospectus. Information that has been modified or superseded shall constitute a part of this Prospectus only as so modified or superseded.

         You may request a copy of any document incorporated by reference into this Prospectus at no cost by writing, telephoning or e-mailing us at the following address, telephone number and e-mail address:

         Micro Warehouse, Inc.
         535 Connecticut Avenue
         Norwalk, Connecticut 06854
         Attention: Melinda LeVino, Director of Corporate Communications
         Telephone: (203) 899-4672
         levinom@mwhse.com

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate," and similar expressions. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the specific matters set forth in the Risk Factors section and elsewhere in this Prospectus. Some of these risks and uncertainties are outside our control.

         These and other factors are described in more detail in:

-        This Prospectus under "Risk Factors";

- Our Annual Report on Form 10-K for the year ended December 31, 1997 in the sections of Management's Discussion and Analysis of Financial Condition and Results of Operations titled "Liquidity and Capital Resources," "Impact of Inflation and Seasonality" and "Outlook"; and

- Our quarterly report on Form 10-Q for the quarter ended September 30, 1998 in the sections of Management's Discussion and Analysis of Financial Condition and Results of Operations titled "Liquidity and Capital Resources" and "Outlook."

         In addition, the statements contained herein relating to the costs of our Year 2000 readiness efforts and the dates on which we believe we will complete such efforts are forward-looking statements. These statements are based upon numerous assumptions regarding future events, including the continued availability of certain resources, the impact of third-party remediation plans and other factors. We cannot assure you that the facts underlying these assumptions will prove to be accurate or that actual results will not differ materially from those currently anticipated.

                                   THE COMPANY

         We are a specialty catalog retailer and direct marketer of brand name personal computers, computer software, accessories, peripheral and networking products to commercial and consumer customers. We market our products through frequent mailings of our distinctive, colorful catalogs, Internet catalog and auction web sites, outbound telemarketing account managers who focus on corporate, education and government accounts and space advertising in computer publications. We offer brand name hardware and software from leading vendors such as Adobe, Apple, 3Com, Compaq, Epson, Hewlett Packard, IBM, Iomega, Microsoft and Toshiba.

         Through our four core catalogs, MicroWarehouse, MacWarehouse, Data Comm Warehouse and Inmac, various specialty catalogs, space advertising and our Internet sites, we offer a broad assortment of computer products at competitive prices. With colorful illustrations, concise product descriptions and relevant technical information, each catalog title focuses on a specific segment of the computer market. Our catalogs are recognized as a leading source for computer hardware, software and other products. During 1997 we distributed approximately 124 million catalogs worldwide and during that period we had an active customer base of 2.2 million customers. During the first nine months of 1998, we distributed approximately 87.9 million catalogs worldwide. Our Internet sites are also recognized as leaders within the electronic commerce segment of our market. During September 1998 they received approximately 62,000 daily visitors and accounted for 9.1% of our total sales during the third quarter of 1998.

         International operations represented approximately 30% of our sales in 1997 and 28% in the first nine months of 1998. We currently publish catalogs in seven countries outside the United States. We distributed approximately 25 million catalogs internationally in 1997 and 15 million in the first nine months of 1998.

          In 1991 we established full-service, direct marketing operations in the United Kingdom. In late 1992 we began operations in France and Germany and in 1993 and 1994 we acquired companies or initiated operations in Sweden, Denmark, Norway, the Netherlands, Belgium, Finland and France. During the same time frame, we also expanded into the non-European markets of Japan, Canada and Mexico. In 1995 we acquired businesses in the United Kingdom, Germany,
Australia and Switzerland. In 1996 we acquired the Santa Clara,
California-based Inmac Corp. ("Inmac"). Inmac was a leading international direct-response marketer of a wide range of personal computer and networking products with operations in the United States, Canada, France, Germany, the Netherlands, Sweden and the United Kingdom. Also in 1996, we discontinued our Macintosh-only operations in Belgium and Switzerland. You can find more information regarding our operations in different geographic areas in note 12 to notes to consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 1997.

         In November 1996 we acquired the business of USA Flex, a Bloomingdale, Illinois manufacturer and direct marketer of IBM PC-compatible ("Wintel") personal computer products. In July 1997, we acquired Online Interactive Inc., a Seattle, Washington-based electronic software reselling business that offered customers the ability to purchase and download software via the Internet.

         In December 1997 we announced a major restructuring of our operations. The restructuring objectives were to simplify our business worldwide, reduce our cost structure, eliminate certain unprofitable businesses and concentrate efforts on the productivity of the sales force and the continued growth of the Wintel business. In connection with this restructuring, we discontinued our Macintosh-dependent operations in Australia and Japan and completed the sale of three small Macintosh-dependent operations in Denmark, Norway and Finland. In the United States we consolidated our under-performing businesses USA Flex and Online Interactive into our existing New Jersey and Connecticut facilities. In addition, we reorganized our domestic sales force. These measures involved eliminating approximately 600 positions or 14% of our workforce worldwide. By September 30, 1998 the restructuring activities were substantially completed.

         In 1998 we took steps to:

         -    increase our profitability;
         - continue to improve our balance sheet, which at September 30 reflected $155 million in cash and marketable securities and no debt;
         -    continue to expand our Internet activities; and
         - commence a strategic recruitment program for expanding our outbound telemarketing sales organization.

         We maintain a full-service distribution center in Wilmington, Ohio, totaling approximately 288,000 square feet, and telemarketing centers in Lakewood and Gibbsboro, New Jersey, and South Norwalk, Connecticut. We operate 24 hours a day, seven days a week in the United States. We also operate telemarketing and distribution facilities in the United Kingdom, France, Germany, Sweden, the Netherlands, Canada and Mexico. Our international operations generally use the same distribution and order processing computer systems and are able to exchange data with United States operations.

         Our executive offices are located at 535 Connecticut Avenue, Norwalk, Connecticut 06884, and our telephone number there is (203) 899-4000.


                                  RISK FACTORS


         IN EVALUATING US AND OUR BUSINESS, YOU SHOULD CAREFULLY CONSIDER ALL THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE FACTORS DISCUSSED BELOW.

COMPETITION

         The direct marketing industry and the computer products retail business, in particular, are highly competitive. We compete with consumer electronics and computer retail stores, including superstores. We also compete with other direct marketers of hardware and software and computer related products, including an increasing number of Internet retailers, some of which sell products at or below cost. Certain hardware and software vendors are selling their products directly through their own catalogs and over the Internet. Some of our competitors have greater financial, marketing and other resources than we do. We cannot assure you that we can continue to compete effectively against our current or future competitors. In addition, price is an important competitive factor in the personal computer hardware and software market and we cannot assure you that we will not face increased price competition. If we encounter new competition or fail to compete effectively against our competitors, our business, financial condition and results of operations could be adversely affected.

REDUCTION IN INCENTIVE PROGRAMS; SHIFTING OF INVENTORY RISK

         We acquire products for resale both directly from manufacturers and indirectly through distributors and other sources. Many of these manufacturers and distributors previously provided us with incentives such as supplier reimbursements, price protection payments, rebates and other similar arrangements. The increasingly competitive computer hardware market has already resulted in reduction and/or elimination of some of these incentive programs. For example, Apple has initiated a number of restrictions on resellers, including:

         -    more restrictive price protection and other terms; and
         -    reduced advertising allowances and incentives.

Additionally, manufacturers are limiting return rights and are also taking steps to reduce their inventory exposure by supporting "build to order" programs authorizing distributors and resellers to assemble computer hardware under the manufacturers' brands. These trends reduce the costs to manufacturers and shift the burden of inventory risk to resellers like us which could negatively impact our business, financial condition and results of operations. In addition, certain Wintel manufacturers who are our suppliers including Compaq Computer Corp. have recently expanded their direct sales efforts. The continuing impact of these matters may adversely affect our business, financial condition and results of operations.

FOREIGN OPERATIONS

         In addition to our activities in the United States, during the first nine months of 1998, we generated 27.6% of our sales internationally. Foreign operations are subject to general risks attendant to the conduct of business in each foreign country, including economic uncertainties and each foreign government's regulations. In addition, our international business may be affected by changes in demand or pricing resulting from fluctuations in currency exchange rates or other factors.

STOCK VOLATILITY

         The technology sector of the United States stock market, and particularly the group of Internet-related stocks within this sector, has experienced substantial volatility in recent periods. The value of our common stock is influenced by numerous conditions that impact the technology sector or the stock market in general, whether or not such events relate to or reflect upon our operating performance. Because of our Internet commerce sites and the fact that certain of the products we sell are Internet-related, some analysts and investors have perceived our stock to be Internet-related. Accordingly our stock may be subject to the volatility experienced by Internet-related stocks.

The value of our common stock could also be impacted by other developments, such as:

         -    fluctuations in our operating results;
         -    announcements regarding litigation;
         -    the loss of one or more significant vendors;
         -    increased competition;
         -    reduced vendor incentives and trade credit; and
         -    higher postage and operating expenses.

PRIVACY CONCERNS WITH RESPECT TO LIST DEVELOPMENT AND MAINTENANCE

         We mail catalogs and send electronic messages to names in our proprietary customer database and to potential customers whose names we obtain from rented or exchanged mailing lists. World-wide public concern regarding personal privacy has subjected the rental and use of customer mailing lists and other customer information to increased scrutiny. Any domestic or foreign legislation enacted limiting or prohibiting these practices could negatively affect our business, financial condition and results of operations.

MANAGEMENT INFORMATION SYSTEMS

         We depend on the accuracy and proper use of our management information systems including our telephone system. Many of our key functions depend on the quality and effective utilization of the information generated by our management information systems, including:

         - our ability to manage our inventory and accounts receivable collections;
         - our ability to purchase, sell and ship our products efficiently and on a timely basis;
         -    our ability to maintain our operations.

These systems require continual upgrades to most effectively manage our operations and customer data base.

CONTINUED DEVELOPMENT OF ELECTRONIC COMMERCE AND INTERNET INFRASTRUCTURE DEVELOPMENT

         We have had an increasing amount of sales made over the Internet in part because of the growing use and acceptance of the Internet by end-users. This growth is a recent development. No one can be certain that acceptance and use of the Internet will continue to develop or that a sufficiently broad base of consumers will adopt and continue to use the Internet and other online services as a medium of commerce. Sales of computer products over the Internet do not currently represent a significant portion of overall computer product sales. Growth of our Internet sales is dependent on potential customers using the Internet in addition to traditional means of commerce to purchase products. We cannot accurately predict the rate at which they will do so.

         Our success in growing our internet business will depend in large part upon the development of an infrastructure for providing Internet access and services. If the number of Internet users or their use of Internet resources continues to grow rapidly, such growth may overwhelm the existing Internet infrastructure. Our ability to increase the speed with which we provide services to customers and to increase the scope of such services ultimately is limited by and reliant upon the speed and reliability of the networks operated by third parties. We cannot assure you that networks and infrastructure providing sufficient capacity and reliability will continue to be developed.

QUARTERLY FLUCTUATIONS AND SEASONALITY

         Several factors have caused our sales and results of operations to fluctuate and we expect these fluctuations to continue on a quarterly basis. Causes of these fluctuations include:

         -    the condition of the microcomputer industry in general;

         -    shifts in demand for hardware and software products;

         -    industry shipments of new products or upgrades;

         -    the timing of new merchandise and catalog offerings;

         -    fluctuations in response rates;

         - fluctuations in postage, paper, shipping and printing costs and in merchandise returns;

         - adverse weather conditions that affect response, distribution or shipping;

         -    shifts in the timing of holidays; and

         -    changes in our product offerings.

We base our operating expenditures on sales forecasts. If revenues do not meet expectations in any given quarter, our operating results could suffer.

         In addition, customer response rates are subject to variations. The first and last quarters of the year generally have higher response rates while the two middle quarters typically have lower response rates. The slower quarters are impacted by the summer months, particularly in Europe.

INCREASES IN POSTAGE, SHIPPING AND PAPER COSTS

         Increases in postal or shipping rates and paper costs could significantly impact the cost of producing and mailing our catalogs and shipping customer orders. Postage prices and shipping rates increase periodically and we have no control over future increases. The United States Postal Service recently increased postal rates. Paper prices historically have been cyclical and we have experienced substantial increases in the past. Significant increases in postal or shipping rates and paper costs could adversely impact our business, financial condition and results of operations, particularly if we cannot pass on such increases to our customers or offset such increases by reducing other costs. In addition, strikes or other service interruptions by the postal service or third party couriers, such as Airborne Express, could undermine our ability to deliver products on a timely basis.

STATE SALES TAX COLLECTION

         Presently, we collect state sales tax, or other similar tax, only on sales of products to residents of New Jersey, Connecticut, Ohio, Illinois, Washington and Virginia. Various states have tried to impose on direct marketers the burden of collecting state sales taxes on the sale of products shipped to state residents. The United States Supreme Court has held that it is unlawful for a state to impose sales tax collection obligations on an out-of-state mail order company whose only contacts with the state are the distribution of catalogs and other advertising materials through the mail and subsequent delivery of purchased goods by parcel post and interstate common carriers. It is possible, however, that legislation may be passed to overturn such decision or the Supreme Court may change its position. Additionally, it is currently uncertain whether electronic commerce, which includes our various Internet sales activities, will be subject to state sales taxation. The imposition of new state sales tax collection obligations on us would increase our administrative expenses. This may impact our ability to compete effectively on the basis of price.

         In October 1998 Congress passed the Internet Tax Freedom Act (the "ITFA"). The stated purpose of the ITFA is neutral tax treatment of economic activity, electronic or otherwise. Toward this end, the ITFA prohibits state and local taxes that discriminate against or single out the Internet. As part of the Act, Congress created the Advisory Committee on Electronic Commerce, charged to conduct an 18-month study of whether use of or sales on the Internet should be taxed and, if so, how taxes could be applied without subjecting the Internet and electronic commerce to special, discriminatory or multiple taxation. Although it is not an issue specific to the Internet, one of the agenda items for the Advisory Committee is a review of the sales tax "nexus" issue as it relates to all direct marketers. We cannot assure you that the Advisory Committee's report to Congress will not ultimately result in a modification by legislation of the Supreme Court's favorable rulings regarding sales and use taxation on out of state marketeers.

SEC INVESTIGATION

         The staff of the SEC is conducting a formal investigation into the events underlying the restatement of our financial statements covering years 1992 through 1995. We cannot predict the outcome of this investigation.

YEAR 2000 READINESS

         We use software and related technologies throughout our business that will be affected by the Year 2000 problem common to most businesses. The Year 2000 problem concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information as the Year 2000 approaches. During 1998 we undertook a comprehensive review of our existing information systems to determine which of our computer equipment and software might not function properly with respect to dates referencing the Year 2000 and thereafter. As a result of this evaluation we have begun making modifications to certain of our worldwide systems and have replaced our financial software systems. In connection with our Year 2000 readiness programs we have also established a process for determining the Year 2000 readiness of our vendors, service providers and major customers and the compatibility of systems interfaces for electronic business transactions. Although our Year 2000 programs are currently proceeding on schedule, we cannot assure you that the costs relating to those programs will not exceed our estimates or that all of our systems will be Year 2000 ready on the estimated timelines. If we or any of our significant vendors or suppliers are unable to achieve Year 2000 readiness our business, financial condition and results of operations could be materially adversely impacted.

         In addition, variability of definitions of "compliance with Year 2000" and the computer products we sell that may themselves contain a Year 2000 problem may lead to claims against us, including claims arising out of the failure of such products to be "compliant." We will rely upon the warranties of the product manufacturers in case of any such claims but we have received no assurance that such warranties will be sufficient to cover the costs and expense of any successful claims. While we believe that the manufacturers of such products fully intend to achieve Year 2000 compliance, we cannot assure you that they will and we cannot predict the impact of their failure to achieve Year 2000 compliance on our operations.

ACQUISITIONS STRATEGY

         We may choose to expand our business through acquisitions. We cannot assure you that suitable acquisitions will be available to us on acceptable terms, that financing for future acquisitions will be available on acceptable terms, that future acquisitions will be advantageous to us or that anticipated benefits of such acquisitions will be realized. The pursuit, timing and integration of possible future acquisitions may cause substantial fluctuations in our operating results.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION

         Our certificate of incorporation contains provisions that may delay, defer or prevent a change in control. The certificate of incorporation authorizes the issuance of up to 100,000,000 shares of the our common stock and 100,000 shares of our preferred stock. The Board of Directors has the power to determine the price and terms under which any additional capital stock may be issued and to fix the terms of our preferred stock and our existing stockholders will not have preemptive rights regarding such price and terms.

                                 USE OF PROCEEDS


         These Shares are being issued to former employees as part of their severance compensation. Accordingly, we will not receive any cash proceeds from the issuance of the Shares.


                              PLAN OF DISTRIBUTION


         The Shares are being issued to the following former employees (the "Former Employees") as part of their severance compensation in the following amounts:


         Employee                      Number of Shares
         --------                      ----------------
         John Ballantine                   15,626
         John Brown                        15,626
         Timothy Choate                    15,626
         Charles Gottschalk                15,626
         Peter O'Dell                      15,626



The Former Employees may sell their shares in any of the following ways:

- a block trade in which the broker or dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

- exchange distributions and/or secondary distributions in accordance with the rules of Nasdaq;

- ordinary brokerage transactions in which the broker solicits purchasers; and

-        privately negotiated transactions.


                                  LEGAL MATTERS

         The validity of the common stock offered hereby has been passed upon for Micro Warehouse, Inc. by Bruce L. Lev, Esq., Executive Vice-President, Legal and Corporate Affairs, General Counsel and Secretary of the Company.


                                     EXPERTS

         The consolidated financial statements and schedule of Micro Warehouse, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon its authority as an expert in accounting and auditing. To the extent that KPMG LLP audits and reports on our financial statements issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the Registration Statement of which this Prospectus forms a part in reliance upon their report and authority.

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE TRANSACTIONS DISCUSSED IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS NOT DISCUSSED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION OR REPRESENTATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE ON THE FRONT COVER, AND ANY CHANGE AFTER THAT DATE. WE DO NOT MAKE ANY REPRESENTATION THAT THE STATE OF OUR AFFAIRS IS THE SAME AS THAT DESCRIBED IN THIS pROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE AFTER THE DATE ON THE FRONT COVER, NOR DO WE IMPLY THOSE THINGS BY DELIVERING THIS PROSPECTUS OR SELLING SECURITIES TO YOU.


                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----

AVAILABLE INFORMATION.......................................................i

ANNUAL AND QUARTERLY REPORTS...............................................ii

INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE...............................................................ii

THE COMPANY................................................................1

RISK FACTORS...............................................................2

USE OF PROCEEDS............................................................6

PLAN OF DISTRIBUTION.......................................................6

LEGAL MATTERS..............................................................6

EXPERTS....................................................................6



                                  78,130 SHARES


                              MICRO WAREHOUSE, INC.




                                  COMMON STOCK



                               -----------------
                                   PROSPECTUS
                               -----------------



                                              , 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses to be incurred in connection with the issuance and distribution of the securities covered by this Registration Statement are estimated as follows:

         Securities and Exchange Commission filing fee........           890.00
         Printing expenses....................................           200.00
         Accounting fees and expenses.........................         5,000.00
         Legal fees and expenses..............................        15,000.00
         Miscellaneous........................................         2,910.00
                                                                    -----------
         Total................................................       $24,000.00
                                                                    -----------
                                                                    -----------


        The Former Employees are bearing no portion of the expenses of the offering.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's certificate of incorporation and by-laws provide for the indemnification of its directors, officers, employees and agents and its subsidiaries to the fullest extent that may be permitted by Delaware law from time to time. Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

         The certificate provides, among other things, that the Company will, to the fullest extent permitted by Section 145 of the General Corporation law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The certificate also includes a provision eliminating directors' exposure to liability for monetary damages for breaches of their fiduciary duty of care as directors. The provision does not eliminate the directors' (i) liability for monetary damages for breach of the duty of loyalty to the Company or its stockholders, (ii) liability for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) liability for the improper purchase or redemption of stock or the payment of improper dividends, and (iv) liability for any transaction from which a director received an improper personal benefit. In addition, the provision does not apply to claims made against directors by third parties or to persons who are officers as well as directors when acting in their capacities as officers.

         The Company is a party to indemnification agreements (the "Indemnification Agreements") with each of its officers and directors (each an "Indemnitee"). Under these Indemnification Agreements, the Company must indemnify an Indemnitee to the fullest extent permitted by Delaware Law for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been a director or employee of the Company. The Company is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action, and the Indemnitee may sue to enforce his or her right to indemnification or advancement of expenses.

         The Company also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

ITEM 16. EXHIBITS


EXHIBIT
NUMBER               DESCRIPTION OF EXHIBIT
-------              ----------------------
3.1(8)     Amended and Restated Certificate of Incorporation of the Company
3.2(10)    Amended and Restated By-Laws of the Company
4.1(1)     Stockholders Rights Plan dated June 27, 1996
5.1        Opinion of Bruce L. Lev, Esq.
10.1(2)    1992 Stock Option Plan
10.2(3)    Amendment No. 1 to 1992 Stock Option Plan
10.3(4)    Amendment No. 2 to 1992 Stock Option Plan
10.4(8)    Amended and Restated 1994 Stock Option Plan
10.5(2)    Lease Agreements between C.P. Lakewood, L.P. and the Company relating to the Lakewood, New Jersey facilities
10.6(2)    Lease Agreement between Miller-Valentine Partners and the Company relating to the Wilmington, Ohio facility
10.7(2)    Lease Agreement between Peter Godfrey and the Company relating to the South Norwalk, Connecticut facility
10.8(2)    (a)Lease Agreement between Hialet Associates and the Company relating to a South Norwalk, Connecticut facility (53 Water
           Street)
10.9(2)    (b)Lease Agreement between Hialet Associates and the Company relating to a South Norwalk, Connecticut facility (29
           Haviland Street)
10.10(2)   Lease Agreement between 50 Water Street Associates and the
           Company relating to the South Norwalk, Connecticut facility
10.11(2)   Lease between Union Square Assoc. Ltd. Part. and the Company relating to the South Norwalk, Connecticut facility
10.12(2)   Lease Agreement between South Norwalk Redevelopment Partnership and the Company relating to the South Norwalk, Connecticut facility
10.13(2)   Second Amendment to Lease Agreement between Peter Godfrey
           and the Company relating to the South Norwalk, Connecticut facility (47 Water Street)
10.14(2)   Second Amendment to Lease Agreement between Hialet Associates and the Company relating to the South Norwalk, Connecticut facility
           (53 Water Street)
10.15(5)   Lease Agreement between BBS Norwalk One Inc. and the Company relating to the Norwalk, Connecticut facility
10.16(3)   Employment Agreement between Peter Godfrey and the Company
10.17(2)   Employment Agreement between Stephen England and the Company
10.18(6)   Employment Agreement between Adam W. Shaffer and the Company
10.19(6)   Amendment to Employment Agreement between Adam W. Shaffer
           and the Company
10.20(7)   Employment Agreement between Linwood A. Lacy, Jr. and the Company
10.21(7)   Amendment to Employment Agreement between Linwood A. Lacy, Jr.
           and the Company
10.22(3)   Employment Agreement between Bruce L. Lev and the Company
10.23(8)   Consulting Services Agreement between Felix Dennis and the Company, as amended
10.24(8)   Form of Indemnification Agreement with Officers and Directors
10.25(8)   Amended and Restated Credit Agreement among the Company, the
           Subsidiaries of the Company, and The Chase Manhattan Bank dated as of December 31, 1997
10.26(8)   Resignation Agreement by and between Linwood A. Lacy,  Jr. and the
           Company dated December 8, 1997
10.27(8)   Resignation Agreement by and between Kris Rogers and the Company dated January 28, 1998
10.28(9)   Severance Agreement and General Release between Stephen F. England and the Company dated
           October 19, 1998


11(9)      Statement re Computation of Per Share Earnings
21.1(8)    Subsidiaries of the Company
23.1       Consent of Independent Auditors
23.2       Consent of Bruce L. Lev, Esq. (included in Exhibit 5.1)
24.1       Power of Attorney (included on signature page)


----------

(1) Incorporated by reference to our Registration Statement on Form 8-A
    (File No. 00-20730)
(2) Incorporated by reference to our Registration Statement on Form S-1
    (File No. 33-53100)
(3) Incorporated by reference to our Annual Report on Form 10-K for fiscal year 1995
(4) Incorporated by reference to our Annual Report on Form 10-K for fiscal year 1996
(5) Incorporated by reference to our Form 10-Q for the quarter ended
    June 30, 1994
(6) Incorporated by reference to our Registration Statement on Form S-1
    (File No. 33-66066)
(7) Incorporated by reference to our Form 10-Q for the quarter ended
    September 30, 1996
(8) Incorporated by reference to our Annual Report on Form 10-K for fiscal year 1997
(9) Incorporated by reference to our Form 10-Q for the quarter ended
    September 30, 1998
(10)Incorporated by reference to our Current Report on Form 8-K dated
    December 31, 1998

ITEM 17. UNDERTAKINGS

         The Registrant hereby undertakes:

             (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement;

             (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

             (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

             (4) the Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

             (5) that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on January 25, 1999.


                        MICRO WAREHOUSE, INC.

                        By:                  /s/ Peter Godfrey
                          -----------------------------------------------------
                                                Peter Godfrey
                             Chairman of the Board of Directors, President and
                                          Chief Executive Officer


                        SIGNATURES AND POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Peter Godfrey and Bruce L. Lev, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorneys-in-fact and agents, and each of them, shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registration hereby confers like authority on its behalf.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


    SIGNATURE                            TITLE                                  DATE
/s/ Peter Godfrey             Chairman of the Board of Directors,          January 25, 1999
--------------------------    President and Chief Executive Officer
    Peter Godfrey             (Principal Executive Officer)

/s/ Wayne P. Garten           Executive Vice President and Chief           January 25, 1999
--------------------------    Financial Officer (Principal Financial
    Wayne P. Garten           Officer and Principal Accounting
                              Officer)

/s/ Felix Dennis              Director                                     January 25, 1999
--------------------------
    Felix Dennis

/s/ Frederick H. Fruitman     Director                                     January 25, 1999
--------------------------
    Frederick H. Fruitman

/s/ Joseph M. Walsh           Director                                     January 25, 1999
--------------------------
    Joseph M. Walsh


                                INDEX TO EXHIBITS


Exhibit No.              Description
-----------              -----------
3.1(8)       Amended and Restated Certificate of Incorporation of the Company
3.2(10)      Amended and Restated By-Laws of the Company
4.1(1)       Stockholders Rights Plan dated June 27, 1996
5.1          Opinion of Bruce L. Lev, Esq.
10.1(2)      1992 Stock Option Plan
10.2(3)      Amendment No. 1 to 1992 Stock Option Plan
10.3(4)      Amendment No. 2 to 1992 Stock Option Plan
10.4(8)      Amended and Restated 1994 Stock Option Plan
10.5(2)      Lease Agreements between C.P. Lakewood, L.P. and the Company relating to the Lakewood, New Jersey facilities
10.6(2)      Lease Agreement between Miller-Valentine Partners and the Company relating to the Wilmington, Ohio facility
10.7(2)      Lease Agreement between Peter Godfrey and the Company relating to the South Norwalk, Connecticut facility
10.8(2)      (a)Lease Agreement between Hialet Associates and the Company relating to a South Norwalk, Connecticut facility (53 Water
             Street)
10.9(2)      (b)Lease Agreement between Hialet Associates and the Company relating to a South Norwalk, Connecticut facility (29
             Haviland Street)
10.10(2)     Lease Agreement between 50 Water Street Associates and the
             Company relating to the South Norwalk, Connecticut facility
10.11(2)     Lease between Union Square Assoc. Ltd. Part. and the Company relating to the South Norwalk, Connecticut facility
10.12(2)     Lease Agreement between South Norwalk Redevelopment Partnership and the Company relating to the South Norwalk, Connecticut facility
10.13(2)     Second Amendment to Lease Agreement between Peter Godfrey
             and the Company relating to the South Norwalk, Connecticut facility (47 Water Street)
10.14(2)     Second Amendment to Lease Agreement between Hialet Associates and the Company relating to the South Norwalk, Connecticut facility
             (53 Water Street)
10.15(5)     Lease Agreement between BBS Norwalk One Inc. and the Company relating to the Norwalk, Connecticut facility
10.16(3)     Employment Agreement between Peter Godfrey and the Company
10.17(2)     Employment Agreement between Stephen England and the Company
10.18(6)     Employment Agreement between Adam W. Shaffer and the Company
10.19(6)     Amendment to Employment Agreement between Adam W. Shaffer
             and the Company
10.20(7)     Employment Agreement between Linwood A. Lacy, Jr. and the Company
10.21(7)     Amendment to Employment Agreement between Linwood A. Lacy, Jr.
             and the Company
10.22(3)     Employment Agreement between Bruce L. Lev and the Company
10.23(8)     Consulting Services Agreement between Felix Dennis and the Company, as amended
10.24(8)     Form of Indemnification Agreement with Officers and Directors
10.25(8)     Amended and Restated Credit Agreement among the Company, the
             Subsidiaries of the Company, and The Chase Manhattan Bank dated as of December 31, 1997
10.26(8)     Resignation Agreement by and between Linwood A. Lacy,  Jr. and the
             Company dated December 8, 1997
10.27(8)     Resignation Agreement by and between Kris Rogers and the Company dated January 28, 1998
10.28(9)     Severance Agreement and General Release between Stephen F. England and the Company dated
             October 19, 1998
11(9)        Statement re Computation of Per Share Earnings
21.1(8)      Subsidiaries of the Company
23.1         Consent of Independent Auditors



23.2         Consent of Bruce L. Lev, Esq. (included in Exhibit 5.1)
24.1         Power of Attorney (included on signature page)


----------
(1) Incorporated by reference to our Registration Statement on Form 8-A
    (File No. 00-20730)
(2) Incorporated by reference to our Registration Statement on Form S-1
    (File No. 33-53100)
(3) Incorporated by reference to our Annual Report on Form 10-K for fiscal year 1995
(4) Incorporated by reference to our Annual Report on Form 10-K for fiscal year 1996
(5) Incorporated by reference to our Form 10-Q for the quarter ended
    June 30, 1994
(6) Incorporated by reference to our Registration Statement on Form S-1
    (File No. 33-66066)
(7) Incorporated by reference to our Form 10-Q for the quarter ended
    September 30, 1996
(8) Incorporated by reference to our Annual Report on Form 10-K for fiscal year 1997
(9) Incorporated by reference to our Form 10-Q for the quarter ended
    September 30, 1998
(10)Incorporated by reference to our Current Report on Form 8-K dated
    December 31, 1998